Mail Stop 3561


									January 19, 2006

Via U.S. Mail and Fax (303-723-2299)
Mr. David J. Rayner
Chief Financial Officer
EchoStar DBS Corporation
9601 South Meridian Boulevard
Englewood, CO  80112

	RE:	EchoStar DBS Corporation
      Form 10-K for the fiscal year ended December 31, 2004
		Filed March 31, 2005

		Form 10-Q for the quarterly period ended September 30,
2005

      File No. 333-31929

Dear Mr. Rayner:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director





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Mr. Robin N. Dickson
Harmonic Inc.
Page 1







UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE